Exhibit 99.1

National CineMedia, Inc. Chairman and CEO

Adopted a 10b5-1 Plan

Centennial, CO – November 20, 2013 – National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), announced today that Kurt Hall, Chairman, President and Chief Executive Officer, adopted a pre-arranged stock trading plan (the “Plan”) to sell shares of the Company’s common stock for personal financial management purposes in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions.

Effective February 18, 2014 through December 31, 2015, the Plan provides for the sale of up to 125,000 shares, provided certain limit prices set forth in the Plan are met. The total number of shares covered by the Plan represents approximately 33% of the NCM shares held by Mr. Hall in brokerage accounts and approximately 7% of the shares currently held by Mr. Hall in brokerage accounts plus those shares that could vest or be exercised in the future, comprised of Mr. Hall’s unvested restricted shares and vested and unvested stock options. Shares under the Plan may be sold in two tranches in the open market at prevailing market prices as summarized below, subject to the specified daily volume limits set forth in the Plan:

Tranche #	Trading Periods	# of Shares to Sell each Trading Period	Limit Price
1	2/19/14 – 12/31/15	62,500	$21.00
2	2/19/14 – 12/31/15	62,500	$23.00
	Total Plan Shares	125,000

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, directors, officers and other persons who are not in possession of material, non-public information may adopt a pre-arranged plan or contract for sale of the Company’s securities under specified conditions and at specified times to achieve prudent and gradual asset diversification over time. Once the plan is in place, the executive may not retain or exercise any discretion over trading under the plan, although the executive may later amend or terminate the plan. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to limitations set forth in the plan.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes approximatley 19,700 screens (approximatley 18,900 digital). During 2012, over 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of approximatley 750 locations in 171 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 47.2% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8177
investors@ncm.com	amy.finnerty@ncm.com

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